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                                                         Exhibit 99.4


Contact:   Kathy Hart
           (404) 851-0445 Phone
           (404) 851-0446 FAX
           khart@larocheind.com


FOR IMMEDIATE RELEASE: MAY 3, 2000


   LaROCHE INDUSTRIES TO RESTRUCTURE UNDER CHAPTER 11 PROTECTION;
 $25 MILLION FINANCING OBTAINED; OPERATIONS TO CONTINUE UNINTERRUPTED

ATLANTA (MAY 3, 2000) --LaRoche Industries Inc. today filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware, located in Wilmington.

     Bud Ingalls, president and chief executive officer, assured LaRoche Industries' customers that the company's manufacturing operations and product shipments would continue uninterrupted. "Filing for Chapter 11 was a very difficult decision for us, but one we believe was necessary to secure the financial resources and framework needed to support our customers, vendors and employees," said Ingalls. "Chapter 11 protection will give management the time and interim financing necessary to address our burdensome capital structure and enable our operations personnel to focus on running the business and serving customers."

     Company officials cited high debt levels combined with depressed market conditions and the forced outage of its Louisiana chlor-alkali plant last summer as the primary causes of its declining cash situation. LaRoche Industries announced March 10 that it would not make its $8.3 million bond interest payment due March 15, 2000, and that it was pursuing a financial restructuring plan.

     The Company also announced that it has negotiated a "debtor-in-possession" (DIP) financing facility with The Chase Manhattan Bank, which upon court approval, will provide an

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additional $25 million revolving credit facility to LaRoche Industries for an
18-month period. Management believes that this DIP facility, together with existing cash balances and revenue streams, should be sufficient to provide for the company's ongoing liquidity needs until a debt restructuring plan is in place.

     The management and the board of directors of LaRoche Industries said they are continuing to work closely with the committees of its key creditors to reorganize and restructure the company's indebtedness as quickly as possible.

     "Our focus and intention is to emerge from this reorganization as a financially healthier and more stable organization that is competitive in its markets and consistently delivers quality and service to its customers," said Ingalls.

     LaRoche Industries is a worldwide producer and distributor of nitrogen, chlor-alkali and fluorocarbon chemical products, with operations throughout the United States, Germany and France.

Note: This news release contains forward-looking statements regarding the business outlook for the company that are subject to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a number of assumptions and forecasts, and actual results may be materially different from those expressed or implied by such statements. Factors affecting future results include, but are not limited to, changes in the demand for the pricing of products, changes in industry production capacities, and changes in the supply of and costs of significant raw materials. Discussion of these and other factors and risks are discussed in detail in the company's filings with the Securities and Exchange Commission.



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